Exhibit 99.1

CommScope Stockholders Approve CCS Sale

CLAREMONT, NC, October 16, 2025—CommScope Holding Company, Inc. (NASDAQ: COMM) (the “Company”), a global leader in network connectivity solutions, today announced that the holders of 70% of the Company’s outstanding stock as of the September 8, 2025 record date (with the Company’s common stock and Series A Preferred Stock (on an as converted basis) voting together as a single class) have voted to approve the proposed sale of the Company’s Connectivity and Cable Solutions (CCS) business to Amphenol Corporation (NYSE: APH) at a special meeting of stockholders held today. The proposed sale required that the holders of a majority of the outstanding stock of the Company (with shares of common stock and Series A Preferred Stock (on an as-converted to common stock basis) voting together as a single class) vote to approve the transaction.

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About CommScope:

CommScope (NASDAQ: COMM) is pushing the boundaries of technology to create the world’s most advanced wired and wireless networks. Our global team of employees, innovators and technologists empower customers to anticipate what’s next and invent what’s possible. Discover more at www.commscope.com.

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Forward Looking Statements

This press release includes forward-looking statements that are based on information currently available to management, management’s beliefs, as well as on a number of assumptions concerning future events, including statements regarding the expected net proceeds of the transaction and the anticipated closing of the transaction. Forward-looking statements are not a guarantee of future outcomes and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. These forward-looking statements are subject to various risks and uncertainties, many of which are outside our control, including, without limitation, the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement and the inability to complete the proposed transaction due to the failure to satisfy closing conditions. For a more detailed description of the factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission, including its definitive proxy statement related to the transaction filed on September 16, 2025 and under the caption “Risk Factors” in its annual report on Form 10-K and quarterly reports on Form 10-Q. In providing forward-looking statements, the company does not intend, and is not undertaking any obligation or duty, to update these statements as a result of new information, future events or otherwise. Given these uncertainties, we caution you not to place undue reliance on these forward-looking statements, which speak only as of the date made.

Investor Contact:
Massimo Disabato, CommScope

+1 630-281-3413
Massimo.Disabato@commscope.com

News Media Contact:
publicrelations@commscope.com

Source: CommScope